EXHIBIT 99.1

COMPANY PRESS RELEASE

SUPREME INTERNATIONAL ANNOUNCES SENIOR SUBORDINATED NOTE OFFERING

MIAMI--(BUSINESS WIRE)--March 15, 1999--Supreme International Corporation (Nasdaq: SUPI - NEWS) announced today that it intends to offer $100 million aggregate principal amount of senior subordinated notes due 2009 pursuant to Rule 144A under the Securities Act of 1933, as amended.

The Notes will be unsecured senior subordinated obligations of Supreme. The net proceeds of the Notes will be used to acquire Perry Ellis International, Inc. and to repay amounts outstanding under a senior credit facility.

The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

Supreme International designs, imports, and markets men's and boys' fashion sportswear under a variety of brand names such as Crossings/register mark/, Grand Slam/register mark/, Penguit Sport/trademark/, Munsingwear/register mark, Andrew Fezza/register mark/, and Ping/register mark/, and PNB Nation/register mark/. Supreme's products are sold to department stores, chain stores, specialty stores, and mass merchants throughout North America and other countries.

Forward-looking statements (statements which are not historical facts in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Supreme's actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.
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CONTACT:

      Supreme International Corporation
      George Feldenkreis
      Chairman & Chief Executive Officer
      305-592-2830
                or
      Investor Relations:
      Gordon McCoun/ShannonMoody/Kiron Bloom
      Press: Michael McMullan
      Morgen-Walke Associates
      212-850-5600